EXHIBIT 1.1.9
                                 Terms Agreement

      EXECUTION



                  FARMER MAC MORTGAGE SECURITIES CORPORATION
              Guaranteed Agricultural Mortgage-Backed Securities
                                 Series 7/29/98
          Guaranteed by the Federal Agricultural Mortgage Corporation

                                 TERMS AGREEMENT
                           (to Underwriting Agreement,
                              dated June 26, 1996,
               among the Company, Farmer Mac and the Underwriter)


Farmer Mac Mortgage Securities Corporation                       July 24, 1998
919 18th Street, N.W.
Washington D.C. 20006

Federal Agricultural Mortgage Corporation
919 18th Street, N.W.
Washington D.C. 20006

            Bear, Stearns & Co. Inc. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 7/29/98 Certificates specified in Section 1(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 7/29/98 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-26073). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement or Trust Agreement, as applicable.

            Section 1. The Qualified Loan Pools: The Qualified Loan Pools shall have the characteristics described in the Prospectus Supplement.

            Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in the Prospectus
      Supplement:


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

                                            Initial           Class Purchase
       Class        Original Principal    Pass-Through       Price Percentage
                          Amount              Rate    (net of Underwriting fees)


   Pool AM1007         $ 3,360,790           6.719%            101 11/64 %
   Pool AS1026          21,159,900           6.727             101 16/64
   Pool CM1003           1,000,000           6.490             100 11/64
   Pool CS1022           1,705,000           6.489             100 35/64
   Pool GS1004           1,655,500           6.527             100 33/64


            (b) The Offered Certificates shall have such other characteristics as described in the related Final Prospectus.

            Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) plus accrued interest at the applicable initial Pass-Through Rate per annum of each such Class from and including the Cut-off Date up to, but not including, June 29, 1998 (the "Closing Date").

      In the event that proceeds to the Underwriter from its distribution of any Class of Certificates exceed the applicable Class Purchase Price Percentage shown above, the Purchase Price for the applicable Class of Certificates shall be increased according to the following formula:

            (a) With respect to Pool AM1007, the Purchase Price will equal (i) the applicable Class Purchase Price Percentage set forth in Section 2(a) above, plus (ii) the difference between (x) the actual price of the applicable Class of Certificates calculated at the spread to the then current interpolated Treasury security yield having a remaining term to maturity of 11.52 years and (y) the price of such Class of Certificates calculated at a spread of 0.90% over such interpolated Treasury security yield, less (iii) an underwriting spread of 0.375%;

            (b) With respect to Pool AS1026, the Purchase Price will equal (i) the applicable Class Purchase Price Percentage set forth in Section 2(a) above, plus (ii) the difference between (x) the actual price of the applicable Class of Certificates calculated at the spread to the then current interpolated Treasury security yield having a remaining term to maturity of 11.90 years and (y) the price of such Class of Certificates calculated at a spread of 0.90% over such interpolated Treasury security yield, less (iii) an underwriting spread of 0.375%;

            (c) With respect to Pool CM1003, the Purchase Price will equal (i) the applicable Class Purchase Price Percentage set forth in Section 2(a) above, plus (ii) the difference between (x) the actual price of the applicable Class of Certificates calculated at the spread to the then current interpolated Treasury security yield having a remaining term to maturity of 4.04 years and (y) the price of such Class of Certificates calculated at a spread of 0.70% over such interpolated Treasury security yield, less (iii) an underwriting spread of 0.250%;

           (d) With respect to Pool CS1022, the Purchase Price will equal (i) the applicable Class Purchase Price Percentage set forth in Section 2(a)above, plus (ii) the difference between (x) the actual price of the applicable Class of Certificates calculated at the spread to the then current interpolated Treasury security yield having a remaining term to maturity of 4.57 years and (y) the price of such Class of Certificates calculated at a spread of 0.70% over such interpolated Treasury security yield, less (iii) an underwriting spread of 0.250%.

            (e) With respect to Pool GS1004, the Purchase Price will equal (i) the applicable Class Purchase Price Percentage set forth in Section 2(a) above, plus (ii) the difference between (x) the actual price of the applicable Class of Certificates calculated at the spread to the then current interpolated Treasury security yield having a remaining term to maturity of 5.86 years and (y) the price of such Class of Certificates calculated at a spread of 0.80% over such interpolated Treasury security yield, less (iii) an underwriting spread of 0.375%.


            Section 4.  Tax Treatment:    No  election  will be made to  treat
the Trust Fund, or any portion thereof, as a REMIC.

                                 *  *  *  *  *

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      If  the  foregoing  is  in  accordance  with  your  understanding  of  our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, Farmer Mac and the Company.


                                    Very truly yours,

                                    BEAR, STEARNS & CO. INC.



                                    By:     /s/ Paul Friedman
                                    Name:   Paul Friedman
                                    Title:  Senior Managing Director



The foregoing Agreement is hereby confirmed and accepted as of the date first above written.


FEDERAL AGRICULTURAL MORTGAGE CORPORATION
FARMER MAC MORTGAGE SECURITIES CORPORATION


By:     /s/ Christopher A. Dunn
     Name:  Christopher A. Dunn
     Title: Vice President